UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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BUCYRUS INTERNATIONAL, INC.

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

Bucyrus International, Inc.

P.O. Box 500

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bucyrus International, Inc.:

On behalf of our Board of Directors, you are cordially invited to attend our 2009 annual meeting of stockholders, which will be held on Thursday, April 23, 2009 at 10 a.m. Central Daylight Time in the Heritage Building at our company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin for the following purposes:

1.	To elect three persons to our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 13, 2009 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, you are encouraged to vote your shares by telephone, via the Internet or by mail by following the instructions on the enclosed proxy card. If you choose to vote by mail, please complete, sign and promptly mail back the enclosed proxy card using the return postage paid envelope provided. If, for any reason, you should change your plans, you may revoke your proxy card at any time before the meeting. Mailing your proxy card in the enclosed return envelope will not limit your right to vote in person or to attend our annual meeting of stockholders. This proxy statement and proxy card are being mailed to stockholders beginning on or about March 25, 2009.

Important Notice Regarding the Availability of Proxy Materials for our Stockholders’ Meeting to be Held on April 23, 2009. The Bucyrus International, Inc. proxy statement for our 2009 Annual Meeting of Stockholders and our 2008 Annual Report to Stockholders are available at http://materials.proxyvote.com/118759.

By order of the Board of Directors,

Craig R. Mackus
Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 25, 2009

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 23, 2009

ATTENDANCE AND VOTING MATTERS

Bucyrus International, Inc. (“we”, “our”, “us” or “Company”), a Delaware corporation, is mailing this proxy statement to stockholders in connection with a solicitation of proxies by our Board of Directors (“Board”) for use at our 2009 annual meeting of stockholders to be held on Thursday, April 23, 2009 at 10 a.m. Central Daylight Time in the Heritage Building at our headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin and all adjournments or postponements thereof (“Annual Meeting”), for the purposes set forth in the attached Notice of 2009 Annual Meeting of Stockholders.

Voting at Our Annual Meeting

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

You may arrange to vote your shares by proxy, by telephone, via the Internet or by mail following the instructions on the enclosed proxy card. If you choose to vote by mail, please complete the enclosed proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, and (iii) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the ratification of our independent registered public accounting firm, as of the date of this Proxy Statement, our Board has no knowledge of any other matters to be presented for action by our stockholders at our Annual Meeting.

Stock Split

On April 20, 2008, we announced a two-for-one split of our common stock in the form of a 100% stock dividend. The stock dividend was paid on May 27, 2008 to stockholders of record on May 13, 2008. All previously reported share and per share amounts in this proxy statement have been adjusted to reflect this stock split.

Who Can Vote and the Number of Votes You Have

Only holders of record of our common stock at the close of business on March 13, 2009 (“Record Date”) are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 75,129,454 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Required Vote

Proposal 1: Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a “plurality” of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication telephonically, via the Internet or on the proxy card that you wish to “withhold authority,” by a broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Proposal 2: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2009.

A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will count toward the quorum requirement. For purposes of the proposal to elect directors, abstentions will have the same effect as votes withheld. For purposes of the proposal to ratify our independent registered accounting firm, abstentions will have the same effect as votes against. Broker non-votes will have no effect on the voting for the election of directors or the proposal to ratify our independent registered public accounting firm.

ELECTION OF DIRECTORS

(Proposal 1)

Our Board currently consists of eight persons and is divided into three classes for purposes of election. The directors in one class are elected at each annual meeting of stockholders to serve for three-year terms and until their successors are duly elected and qualified. The directors elected at our Annual Meeting will hold office for three-year terms expiring at our 2012 annual meeting of stockholders and until their successors are duly elected and qualified. Our other directors are not up for election this year and will continue in office for the remainder of their terms.

As of the date of this Proxy Statement, the nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require our Board to substitute some other person or persons for any of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate, or not voted, will be voted for another nominee selected by our Board.

Nominees for Election at the Annual Meeting

The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. The nominees are currently directors of our Company.

PAUL W. JONES, 60, has been the chairman of the board, president and chief executive officer of A. O. Smith Corporation, a diversified manufacturer of electrical and water products for residential, commercial and industrial customers, since 2005. Mr. Jones was president and chief operating officer of A. O. Smith Corporation from 2004 to 2005. Prior to joining A. O. Smith Corporation, Mr. Jones was chairman and chief executive officer of U.S. Can Company, Inc., a leading provider of containers for personal care, household, industrial and specialty products, from 1998 to 2002. Mr. Jones was previously president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones is a director of Federal Signal Corporation. Mr. Jones has been a director of our Company since July 2006 and is the chairman of the Compensation Committee.

ROBERT L. PURDUM, 73, is a director and has been a partner of American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, since 1996. Mr. Purdum was the non-executive chairman of our Board from 1997 to March 2004. Mr. Purdum retired as chairman of Armco, Inc. in 1996. From November 1990 to 1996, Mr. Purdum was chairman and chief executive officer of Armco, Inc. Mr. Purdum has been a director of our Company since 1997 and is a member of the Compensation Committee.

TIMOTHY W. SULLIVAN, 55, became our Company’s president and chief executive officer in March 2004 and was previously our president and chief operating officer from August 2000 to March 2004. Mr. Sullivan rejoined our Company in January 2000 as our executive vice president. From January 1999 through December 1999, Mr. Sullivan served as president and chief executive officer of United Container Machinery, Inc. From June 1998 through December 1998, Mr. Sullivan was our executive vice president–marketing and from April 1995 through May 1998 was our vice president marketing and sales. Mr. Sullivan has been a director of our Company since 2000.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING NOMINEES FOR DIRECTOR.

Directors Remaining in Office Until 2010

EDWARD G. NELSON, 77, formed Nelson Capital Corp., a merchant banking firm, in 1985, and has served as its president and chairman of the board since its organization. Mr. Nelson serves as a director of Ohio Star Forge, Inc. Mr. Nelson also serves as a trustee of Vanderbilt University and is Honorary Consul General of Japan. Mr. Nelson has been a director of our Company since 2004. Mr. Nelson is a member of the Audit Committee and is the chairman of the Nominating and Corporate Governance Committee.

THEODORE C. ROGERS, 74, served as chief executive officer of our Company from December 1999 to March 2004 and since March 2004 has served as our chairman of the board. Mr. Rogers also served as our president from December 1999 to August 2000. Mr. Rogers co-founded American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, and has been an officer and director of the firm since 1988. Mr. Rogers was president, chairman, chief executive officer and chief operating officer of NL Industries from 1980 to 1987. Mr. Rogers has been a director of our Company since 1997 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

ROBERT C. SCHARP, 62, has been chairman of the Mining Advisory Council of Shell Canada Energy since 2005. The Mining Advisory Council provides management advice to Shell Canada Energy for their Canada oil sands operations. Mr. Scharp also serves as a director of Foundation Coal Holdings, Inc. From April 2002 to March 2003, Mr. Scharp was a director of Horizon Natural Resources and acting chief executive officer of Horizon from October 2002 to March 2003. From 1997 to 2000, Mr. Scharp was the chief executive officer of Shell Coal Pty. Ltd., and then was chief executive officer of Anglo Coal Australia Pty. Ltd. from 2000 to 2001. Mr. Scharp held various positions with Kerr-McGee from 1975 to 1997. Mr. Scharp is a retired Army National Guard colonel. Mr. Scharp has been a director of our Company since July 2005 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Directors Remaining in Office Until 2011

GENE E. LITTLE, 65, is a director and member of the audit committee of Huntington Bancshares Incorporated. Mr. Little held various positions with The Timken Company, a global manufacturer of highly engineered bearings, alloy and specialty steel and related components, from 1967 to 2002 and most recently served as its senior vice president finance (the chief financial officer) from 1992 to 2002. In 2003, Mr. Little became a director and finance committee member of Walsh University, a private university in Ohio. In 2006, Mr. Little became a director of Huntington Bancshares Inc. Mr. Little has been a director of our Company since 2004. Mr. Little is the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

ROBERT K. ORTBERG, 48, is executive vice president and chief operating officer of Rockwell Collins Commercial Systems, which produces aviation electronics and communications for the air transport, business aviation and regional airline markets, since October 2006. Mr. Ortberg was vice president and general manager of Rockwell Collins Air Transport Systems from 2002 to 2006. Mr. Ortberg joined Rockwell Collins in 1987 and held various management positions of increasing responsibility, including vice president and general manager of communication systems, director of data links and manager of international marketing for the company’s government systems business. Mr. Ortberg is a director of the University of Iowa Engineering Advisory Board, the Rockwell Collins Good Government Committee and the Hawkeye Area Council of the Boy Scouts of America. Mr. Ortberg has been a director of our Company since July 2008 and is a member of the Compensation Committee.

CORPORATE GOVERNANCE

Board of Directors - General

Our Board held six meetings in 2008. Each current director, other than Mr. Ortberg, attended all meetings of our Board and all meetings of each committee of our Board on which the director served during 2008. Mr. Ortberg, who became a director in 2008, attended all meetings of our Board and all meetings of each committee of our Board on which he served that occurred subsequent to his election to our Board. All directors are expected to attend our Annual Meeting. All directors attended our 2008 annual meeting of stockholders, except for Mr. Ortberg who was not a director at that time. The non-management directors of the Board met in executive session four times in 2008.

Our Board has determined that each of Messrs. Jones, Little, Nelson, Ortberg, Purdum, Rogers and Scharp are independent under NASDAQ listing standards. Our Board generally uses the director independence standards set forth by NASDAQ as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other objective criteria as applicable.

Stockholder Communications

Stockholder communications intended for our Board or for particular directors may be sent to the attention of our Secretary at Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500. The Secretary will forward all appropriate communications to our Board or to particular directors as directed or as appropriate. Stockholders may also communicate directly with the non-management directors of our Board by directing communications to Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500, Attn: Chairman.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our Internet site (www.bucyrus.com).

Audit Committee

The Audit Committee is comprised of Messrs. Little, Nelson and Rogers, each of whom has been determined by our Board to be an independent director under NASDAQ listing standards, and is chaired by Mr. Little. This committee is generally responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Board has determined that each of Messrs. Little, Nelson and Rogers is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). The Audit Committee met eight times during 2008.

Compensation Committee

The Compensation Committee is comprised of Messrs. Jones, Ortberg, Purdum and Scharp, and is chaired by Mr. Jones. Our Board has determined that all members of the current committee are independent under NASDAQ listing standards. No member of our Board or the Compensation Committee serves as an executive officer of any entity for which one or more of our executive officers serves as a director or member of such entity’s compensation committee.

This committee approves, administers and interprets our director, officer and employee compensation and benefit policies, including incentive programs. This committee is responsible for establishing all executive officers’ compensation, although our Board generally approves the compensation of our chief executive officer. The Compensation Committee met four times during 2008. The Compensation Committee charter requires at least four meetings per year.

Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of at least one member of the Compensation Committee. The Compensation Committee has not delegated its authority as relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not play a direct role in determining the amount or form of executive officer or director compensation. Our chief executive officer, however, attends meetings (other than executive sessions) of the Compensation Committee at the invitation of the committee, makes recommendations to the Compensation Committee concerning compensation of our other executive officers and assists the Compensation Committee in evaluating the performance of our other executive officers.

The Compensation Committee selects and retains the services of an independent executive compensation consultant to provide analysis and advice with respect to our executive compensation programs. In making compensation decisions for 2008 and 2009, the Compensation Committee received advice from the compensation consulting firm of Towers Perrin. At the direction of the Compensation Committee, the compensation consultant works closely with management, through interface with our senior vice president of human resources, to gather data, to understand the structure of our Company, to identify the peer group for benchmarking compensation, and to report its findings and recommendations directly to the Compensation Committee. For both 2008 and 2009, our compensation consultant analyzed our executives’ base salary, actual and target annual incentives, total cash compensation, expected value of long-term incentives and total direct compensation. For 2008, our compensation consultant also provided the Compensation Committee with an assessment of our various executive benefits and perquisites.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Little, Nelson, Rogers and Scharp, and is chaired by Mr. Nelson. Our Board has determined that all members of the current committee are independent under NASDAQ listing standards.

This committee oversees the evaluation of our Board and management, nominates directors for election by stockholders, nominates committee chairpersons and, in consultation with the committee chairpersons, nominates directors for membership on the committees of our Board. This committee also oversees the directors’ continuing education. Our individual directors participate in both third–party-hosted corporate governance programs as well as compliance training sessions hosted by our Company.

The Nominating and Corporate Governance Committee identifies nominees for director positions based upon suggestions by non-employee directors, management members and/or stockholders. The selection criteria for membership on our Board include, at a minimum, whether the nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities. Additional factors that the committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in consideration of other commitments, potential conflicts of interest, material relationships with our Company and independence from management and our Company. In considering these criteria, the committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race. The Nominating and Corporate Governance Committee met four times during 2008.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at our headquarters, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, directed to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for our Annual Meeting has passed. Candidate submissions by stockholders for our 2010 annual meeting of stockholders must be received by us no later than January 23, 2010 and no earlier than December 24, 2009.

Policies and Procedures Governing Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holders of 5% or more of our common stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000 and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Corporate Governance Committee. Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in consideration of the

Nominating and Corporate Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to our full Board.

Pursuant to these policies and procedures, the Nominating and Corporate Governance Committee ratified our ongoing employment and compensation of Andrew J. Hansen, our vice president sales and marketing. Mr. Hansen is the son-in-law of Mr. Sullivan, our president and chief executive officer. Mr. Hansen’s total cash compensation earned in 2008 was $260,096. Mr. Hansen also was awarded restricted stock and stock appreciation rights (“SARs”) in 2008 valued at $25,845 and $52,822, respectively, on the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following table sets forth the beneficial ownership of our common stock as of the Record Date by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name and Address of Beneficial Owner	Number of Shares	Percent
Neuberger Berman Inc. (1)	4,927,696	6.6%
Rainer Investment Management, Inc. (2)	4,435,690	5.9%
EARNEST Partners, LLC (3)	3,968,168	5.3%

(1)

Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2009. The Schedule 13G/A states that the address of Neuberger Berman Inc. is 605 Third Ave., New York, New York, 10158. The Schedule 13G/A states that Neuberger Berman Inc. has the sole power to vote or direct the vote of 11,356 of these shares, the shared power to vote or direct the vote of 4,198,300 of these shares and the shared power to dispose or to direct the disposition of 4,927,696 of these shares.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2009. The Schedule 13G/A states that the address of Rainer Investment Management, Inc. is 501 Union Street, Suite 2801, Seattle, Washington 98101. The Schedule 13G/A states that Rainer Investment Management, Inc. has the sole power to vote or direct the vote of 4,178,350 of these shares and the sole power to dispose or direct the disposition of 4,435,690 of these shares.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2009. The Schedule 13G/A states that the address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. The Schedule 13G/A states that EARNEST Partners, LLC has the sole power to vote or direct the vote of 1,303,709 of these shares, the shared power to vote or direct the vote of 1,099,461 of these shares and the sole power to dispose or to direct the disposition of 3,968,168 of these shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our named executive officers (see “Compensation Discussion and Analysis” below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. No individual or group of executive officers and directors beneficially owns more than 1% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)
Paul W. Jones	3,858
Kenneth W. Krueger (2) (8)	71,311
Luis de Leon (3) (8)	23,100
Gene E. Little	11,438
Craig R. Mackus (4) (8)	80,800
Edward G. Nelson	9,452
Robert K. Ortberg	527
Robert L. Purdum	19,657
Theodore C. Rogers	25,780
Robert C. Scharp	3,741
Timothy W. Sullivan (5) (8)	238,623
William S. Tate (6) (8)	34,600
All current directors and executive officers as a group (13 persons) (7) (8)	553,617

(1)

The share ownership information presented above includes (i) all shares of our common stock that are owned or deferred; (ii) all shares of restricted stock, “base” restricted stock and “premium” restricted stock, whether or not fully vested; and (iii) all shares of our common stock issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock (or that will become issuable within 60 days of the Record Date). Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Includes 16,411 shares of our common stock, 24,750 shares of restricted stock, 10,050 shares of “base” restricted stock and 20,100 shares of “premium” shares of restricted stock awarded in 2006, and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(3)	Includes 23,100 shares of restricted stock and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(4)

Includes 30,150 shares of our common stock, 20,500 shares of restricted stock, 10,050 shares of “base” restricted stock and 20,100 shares of “premium” restricted stock awarded in 2006, and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(5)

Includes 66,698 shares of our common stock, 96,550 shares of restricted stock, 25,125 shares of “base” restricted stock and 50,250 shares of “premium” restricted stock awarded in 2006, and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(6)

Includes 10,000 shares of our common stock, 24,600 shares of restricted stock and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(7)

Includes 209,392 shares of our common stock, 192,800 shares of restricted stock, 50,475 shares of “base” restricted stock and 100,950 shares of “premium” restricted stock awarded in 2006, and zero shares issuable upon exercise of vested stock appreciation rights calculated using the March 13, 2009 closing price of our common stock.

(8)

The shares of restricted stock awarded in 2009, 2008 and 2007 fully cliff vest on December 31, 2012, December 31, 2011 and December 31, 2010, respectively, provided such executive is still employed by us on that date. The shares of “base” restricted stock awarded in 2006 fully cliff vest on December 31, 2009, provided such executive is still employed by us on that date. The vesting of a portion of these shares was accelerated at a rate of 25% per year on each of December 31, 2008, December 31, 2007 and December 31, 2006 based on our attainment of certain defined financial goals. 25% of the shares of “premium” restricted stock awarded in 2006 have partially vested on each of December 31, 2008, December 31, 2007 and December 31, 2006 based on our attainment of certain financial performance criteria and will fully vest on December 31, 2009, provided such executive is still employed by us on that date. The remaining 25% of the “premium” shares vest on December 31, 2009, provided we attain certain financial performance criteria and the executive is still employed by us on that date.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis (“CD&A”) is intended to provide information about our compensation philosophy, principles and processes and sets out specific information for our named executive officers. Our named executive officers and their titles are as follows:

Timothy W. Sullivan – President and Chief Executive Officer

Craig R. Mackus – Chief Financial Officer and Secretary

William S. Tate – Executive Vice President, Global Markets and Strategic Support

Kenneth W. Krueger – Chief Operating Officer, Surface

Luis de Leon – Chief Operating Officer, Underground

Our CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

•

Overview of Our Executive Compensation Philosophy. In this section, we discuss our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. This section discusses the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

•	Establishing Competitive Compensation. This section discusses how our Compensation Committee used benchmarking data to determine competitive compensation levels.

•	Total Compensation. In this section, we discuss the total compensation of our named executive officers.

•	Elements of Compensation. This section includes a discussion of the types of compensation paid and payable to our named executive officers.

•

Severance and Change in Control Agreements. This section includes a discussion of the agreements in place with our named executive officers that relate to payments upon the officers’ termination of employment or upon a change in control of our Company.

•	Executive Stock Ownership Guidelines. This section discusses the stock ownership guidelines applicable to our named executive officers.

•

Impact of Tax and Accounting Considerations. This section discusses Section 162(m) of the Internal Revenue Code and certain accounting consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

Our Compensation Committee strongly believes that our senior management team, including our named executive officers, should be rewarded with compensation packages that are market competitive and have potential for pay exceeding the median level paid by companies that we consider our peers, which we refer to as the “market median,” based on performance results. Our Compensation Committee believes that an effective compensation package includes a base salary component that is at or slightly above the market median, as well as cash bonus and long-term equity incentive components that can provide above market pay for delivery of superior business results. Our Compensation Committee intends the compensation packages designed for our senior management to reward superior performance and include pay at risk to align their interests with the interests of our stockholders. Our Compensation Committee has designed our executive compensation and benefit programs principally to advance the following core principles, under which we:

•

Strive to compensate our executives at competitive levels to attract and retain talented management employees who will continue to promote our ongoing growth and global expansion in our highly competitive and cyclical industry.

•

Provide our executives with the opportunity to earn above-market compensation on both a near-term and long-term basis compared to similarly situated executives of our peer group of companies provided we meet or exceed our targeted financial performance goals.

•	Increase the total compensation opportunity for our executives commensurate with their level of responsibility and ability to influence our financial results.

•

Align our executives’ interests with that of our stockholders, by directly linking their annual cash bonuses and, to a lesser extent, long-term equity-based compensation to the achievement of our established financial performance goals, as well as, in the case of our equity-based incentives, our stock price over time.

•	Assign a higher percentage of pay at risk based on higher levels of responsibility, accountability and direct influence on our Company’s performance.

Our Compensation Committee believes that implementing an executive compensation program that is focused on achieving these core principles will benefit our Company, and ultimately our stockholders over the long-term, by helping us attract and retain highly qualified and industry-experienced executives who are committed to our continued growth and long-term success. Our goal is to directly align our executives’ individual, group and Company-wide goals with the interests of our stockholders. Pay for performance and pay at risk are two key variable components in our compensation program utilized to establish this alignment and add value for our stockholders.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit programs, including our Omnibus Incentive Plan 2007, as amended (“Omnibus Incentive Plan 2007”). Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act. Our Compensation Committee is currently comprised of Mr. Paul W. Jones, Mr. Robert K. Ortberg, Mr. Robert L. Purdum, and Mr. Robert C. Scharp. Mr. Jones chairs our Compensation Committee. Prior to our 2008 annual meeting, our Compensation Committee was comprised of Dr. Ronald A. Crutcher, Mr. Paul W. Jones, Mr. Robert W. Korthals, Mr. Robert L. Purdum and Mr. Robert C. Scharp, and was chaired by Mr. Jones.

Our Compensation Committee ensures that our executive compensation and benefit programs are consistent with our executive compensation philosophy and advance our underlying executive compensation core principles, and is responsible for establishing the compensation packages provided to our named executive officers and other key employees. Our Compensation Committee reviews on an annual basis the performance of our chief executive officer and, with assistance from our chief executive officer, the other named executive officers and our other key employees and determines their total compensation and its various elements based on the factors discussed below. Our Compensation Committee believes that our compensation packages and benefits must be structured to ensure that we can continue to attract, retain and motivate highly qualified executive talent to support our continued global growth strategies.

In making executive compensation decisions, our Compensation Committee considers current financial performance, economic conditions and competition for executive talent along with individual performance. A review of the individual performance of our named executive officers can include a review of our financial results, accomplishment of our Company’s objectives, achievement of individual goals or assigned objectives established for the year, effective management, development and leadership of employees and ethical behavior. We believe these elements of performance are important and add long-term value for our stockholders.

Establishing Competitive Compensation

Our Compensation Committee selects and retains the services of an independent executive compensation consultant to provide analysis and advice with respect to our executive compensation programs. In making compensation decisions for 2008 and 2009, our Compensation Committee received advice from the compensation consulting firm of Towers Perrin. At the direction of our Compensation Committee, our compensation consultant works closely with management through interface by our senior vice president of human resources to gather data and understand the structure of our Company, and reports their findings and recommendations directly to our Compensation Committee. Additional survey and trend information is generally also provided to our Compensation Committee by our senior vice president of human resources.

For both 2008 and 2009, Towers Perrin, our compensation consultant, analyzed our executives’ base salary, actual and target annual incentives, total cash compensation, expected value of long-term incentives and total direct compensation. For 2008, our compensation consultant also provided our Compensation Committee with an assessment of our various executive benefits and perquisites.

In connection with its analysis and to assist our Compensation Committee in evaluating our executive compensation programs and making its 2008 executive compensation decisions, our compensation consultant compared the compensation we offer to our executives with the compensation offered to similarly situated executives at peer companies. Discussions were held among our Compensation Committee, senior management and our compensation consultant regarding the appropriate peer group to use for the analysis of our executive compensation. Our compensation consultant then compiled a peer group benchmark that included 22 publicly-traded companies in the machinery industry with median annual revenues of approximately $2.4 billion, which revenue size is similar to ours. In this CD&A, we refer to the companies in this benchmark as our “2008 peer group.” The companies included in our 2008 peer group were as follows:

•        AGCO Corp.

•        Barnes Group Inc.

•        Briggs & Stratton Corporation

•        The Manitowoc Company, Inc.

•        Mueller Industries, Inc.

•        Oshkosh Corporation

•        Crane Co.

•        Donaldson Company, Inc.

•        Flowserve Corporation

•        Gardner Denver, Inc.

•        Harsco Corporation

•        Joy Global Inc.

•        Kennametal Inc.

•        Lincoln Electric Holdings, Inc.

•        Pall Corporation

•        Pentair, Inc.

•        SPX Corporation

•        The Timken Company

•        The Toro Company

•        Trinity Industries, Inc.

•        Valmont Industries, Inc.

•        Wabash National Corporation

Our compensation consultant also compared our executive compensation levels to the Towers Perrin 2007 executive compensation database and Watson Wyatt’s 2007/2008 top management survey. In this regard, it matched our executives’ positions to market benchmarks in general industry on the basis of job content and scope. For all positions, regression equations were used to develop competitive compensation for each position.

As a result of its analysis, our compensation consultant advised our Compensation Committee that our executives’ total direct compensation (base salary combined with cash bonuses and long-term equity incentive awards) was generally below the median levels paid by the companies in our 2008 peer group and the companies of comparable size in the Towers Perrin database and the Watson Wyatt survey. They noted that base salaries were below the market median, bonus targets were at or below the market median, and long-term incentive values were below the market median. Although Towers Perrin noted that our actual bonuses paid were above target for most comparable executives as a consequence of our exceeding our historical financial performance goals, this factor was not sufficient to make our executives’ total direct compensation competitive with the market median. Towers Perrin considered compensation that was within 15% of the targeted market position to be competitive. Their findings also indicated that:

•

Since our revenue size, on an annualized basis, more than doubled in 2007 as a result of the acquisition of DBT GmbH (“DBT”), our 2008 peer group changed from that used to establish our 2007 levels of executive compensation.

•	The level of compensation paid by our 2008 peer group to their executives was approximately 30% higher than the level paid by our 2007 peer group.

•

The competitive market for executive compensation continued to increase since the time of our compensation consultant’s previous analysis for us in 2006. Increases varied by compensation element and executive level, but generally approximated 5% to 8%.

Based on these findings and its comprehensive analysis, our compensation consultant made the following recommendations to our Compensation Committee:

•	Adjust base salaries to reflect our targeted market median compensation levels.

•	Revisit target bonus amounts for those positions differing from market median.

•	Increase long-term incentive grant multiples to reflect market median grant values.

•	Consider internal equity as well as incumbent-specific factors such as experience and performance.

For 2009, we followed a process very similar to 2008 for evaluating our executive compensation programs, with additional focus on possible changes due to the current global economic situation. Towers Perrin was again retained by our Compensation Committee to compare the compensation we offer to our executives with the compensation offered to similarly situated executives at peer companies, and to advise our Compensation Committee on current trends in executive compensation, as well as recent actions taken by other companies in response to significant declines in share prices. Additional survey and trend information was also provided to our Compensation Committee by our global human resources department.

The analysis by our compensation consultant included benchmarking of each element of our executive compensation programs, as well as the total compensation package, by executive. The results of that analysis provided the information necessary to review the material elements of compensation and how they relate to the total compensation, and benchmark competitiveness, by executive. This data assisted our Compensation Committee in determining the appropriateness and overall fit of our compensation package by executive with our compensation philosophy.

The Compensation Committee, together with our president and chief executive officer and our senior vice president of human resources, conducted a review of potential peer companies to use for benchmarking in the 2009 Towers Perrin analysis. The focus was on publicly traded companies in the machinery and mining equipment sector. Following discussions with Towers Perrin, a decision was made by our Compensation Committee to include 18 publicly-traded companies in the machinery and mining equipment sector with median annual revenues of approximately $2.7 billion, for purposes of both competitive pay and compensation plan design analysis. When analyzing compensation plan design, our Compensation Committee also considered an additional three publicly-traded companies in the machinery and mining equipment industry, namely, Caterpillar, Inc., Deere & Company, and Terex Corporation. On the advice of our compensation consultant, the additional three companies were used only for plan design purposes and not for purposes of competitive pay analysis given their larger relative size. In this CD&A, we refer to the companies in this benchmark as our “2009 peer group.” The companies included in our 2009 peer group were as follows:

2009 Peer Group

• A. O. Smith Corporation • Actuant Corporation • AGCO Corp. • Brady Corporation • Briggs & Stratton Corporation • Crane Co. • Donaldson Company, Inc. • Flowserve Corporation • Harsco Corporation

•        Joy Global Inc.

•        Kennametal Inc.

•        Lincoln Electric Holdings, Inc.

•        The Manitowoc Company, Inc.

•        Oshkosh Corporation

•        Pentair, Inc.

•        Rockwell Automation, Inc.

•        SPX Corporation

•        The Toro Company

To provide additional data to our Compensation Committee, Towers Perrin also compared our executive compensation levels to its 2008 executive compensation database and Watson Wyatt’s 2008/2009 top management survey. Our executives’ positions were matched to market benchmarks in general industry on the basis of job content and scope. For all positions, Towers Perrin used regression equations to develop competitive compensation for each position.

As a result of its analysis, our compensation consultant advised our Compensation Committee that our executives’ actual total direct compensation (base salary combined with cash bonuses and long-term equity incentive awards) was generally competitive with the median levels paid by the companies in our 2009 peer group, as well as the companies of comparable size in the Towers Perrin database and the Watson Wyatt survey. However, Towers Perrin did point out that our competitiveness in executive compensation was the result of actual bonus payments at near maximum levels for most incumbents based on our Company’s performance. They noted that while target base salaries and bonus were competitive with market median, long-term incentive values were below the market median. They also noted that the practice of providing perquisites such as car allowances, club memberships and financial planning remains prevalent and recognized that we discontinued this practice in 2008. Towers Perrin considered compensation that was within 15% of the targeted market position to be competitive.

Based on its analysis and review of current economic conditions and compensation trends, Towers Perrin made the following recommendations to our Compensation Committee:

•	Make modest adjustments (3% or less in total) to base salaries, with the focus on high performers and those furthest from the desired median base pay.

•	Maintain the target annual incentive opportunity as a percentage of base pay.

•	Validate the current annual incentive plan measures and weightings against the 2009 business plan to ensure alignment of business strategy with the pay and performance relationship.

•	Maintain the same long-term incentive plan including grant values and structure as used in 2008.

While market data suggest an increase in the long-term incentive plan award values we grant, our compensation consultant advised our Compensation Committee to give consideration to current market conditions, recent performance of our Company and the impact of increased long-term incentive plan awards on share dilution. Our Compensation Committee reviewed the findings and recommendations by our compensation consultant, discussed trends in executive compensation, and reviewed the issue of previously granted SARs having exercise prices greater than the current share price. Since the decline in the price of our common stock was viewed as a result of the global economic downturn, rather than caused by management performance, our Compensation Committee agreed that it would be prudent to retain both the existing annual incentive and long-term incentive programs in 2009. Our Compensation Committee believed that this result was consistent with our philosophy of maintaining a base salary component that is at or slightly above the market median, as well as cash bonus and long-term equity incentive components that can provide above market pay for delivery of superior business results.

For the same reasons, our Compensation Committee did not feel the need to modify outstanding awards or plans, or waive or change standards related to the same, nor modify the relative weighting of the components of our executive compensation programs. Given the competitive status of our annual and long-term incentive plans as compared to the 2009 peer group, as shown by the Towers Perrin analysis, and involvement of our Board in major business decisions, our Compensation Committee did not believe our compensation programs would create unnecessary nor excessive risk-taking by our executives.

Total Compensation

Through programs that emphasize near-term and long-term performance-based incentive compensation in the form of both cash and equity, our Compensation Committee intends to continue its strategy of compensating our named executive officers and other key employees at market median competitive levels, together with providing them the opportunity to earn above-market median pay if we meet or exceed our specified financial performance targets and our stock price appreciates over time. Further, in consideration of our executive compensation philosophy and core principles, our Compensation Committee believed that our executives’ total compensation package should continue to consist of base salary, annual cash bonuses, long-term equity-based incentive compensation and certain other benefits. In the past, we provided our executives with very few perquisites and, in 2008, as described below, we discontinued all United States-based perquisites. As part of its analysis of competitive compensation data, our Compensation Committee considers the allocation of compensation among individual elements offered by the companies in our peer group, as well as total direct compensation, but did not have a set formula for allocating the elements of compensation for our named executive officers. To maintain our compensation at competitive levels and provide above-market-median pay only if we meet or exceed our specified financial performance targets and our stock price appreciates over time, our Compensation Committee has structured our total executive compensation to ensure that, due to the cyclical nature of our business, there is an equal focus on incentivizing and rewarding near-term financial performance and long-term stockholder return.

Our Compensation Committee also considered the internal differences between the compensation of our president and chief executive officer and other named executive officers. Our Compensation Committee believes that by following our philosophy of paying at market median, and using an external compensation consultant to benchmark market median, the differences between the compensation of our president and chief executive officer and other named executive officers is appropriate, given such differences are consistent with market practice.

For 2008 and 2009, based on the analysis by our compensation consultant, our Compensation Committee targeted the total direct compensation paid to our named executive officers to generally fall at the market median of similarly situated executives in our respective peer groups, with the opportunity to earn total direct compensation in excess of such market median if we exceed our targeted financial performance goals. Individual variances from market were based on experience, performance and relative impact to our Company of each executive. Our Compensation Committee believed that this total direct compensation range was reasonable in its totality and would better enable us to recruit, retain and motivate highly qualified and industry-experienced executives who would be able to help us continue to achieve our financial performance goals and growth objectives in our highly competitive and cyclical industry.

In establishing competitive compensation for our executives for 2009, our Compensation Committee considered their initiatives of the past two years to bring our executives to a compensation level which reflects the market median, given the rapid increase in revenue size of our Company, the elimination of perquisites for our executives, and the outstanding performance of our Company relative to our peer group. Our Compensation Committee noted that during 2008, Mr. Sullivan and the executive management team led our Company to another year of record growth and received accolades from independent observers. Public recognition of our Company included IndustryWeek magazine recognition of our Company as among the top 50 best public manufacturing companies (May 2008), Fortune magazine listing our Company as fourth in its list of the 100 fastest growing companies (September 2008), and Robert W. Baird & Co.’s announcement of our Company as the winner of its Management Excellence Award (October 2008).

Our Compensation Committee did not conduct a quantitative analysis of the competitiveness of the elements of compensation we offer to our named executive officers other than the elements included in total direct compensation. We offer benefits, described below, that our Compensation Committee believes are similar to the benefits offered by most companies of similar size in our industry.

Elements of Compensation

Base Salary

Our Compensation Committee reviews the base salaries of our named executive officers and other key employees annually. When making adjustments to our named executive officers’ and other key employees’ base salaries, our Compensation Committee generally considers the analysis by our compensation consultant regarding market medians for similarly situated executives at our then selected peer group of companies and our prior year’s financial performance. In individual cases where appropriate, our Compensation Committee also considers non-financial performance measures over which such individual has significant influence, such as increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. For named executive officers (other than our president and chief executive officer) and other key employees, our Compensation Committee also considers the recommendations of our president and chief executive officer.

For 2008, due to the significant increase in our revenue and the resulting increase in responsibilities of our management team, and based on the analysis by Towers Perrin and the advice of our president and chief executive officer (for all executives other than himself), our Compensation Committee increased the base salaries of Messrs. Mackus, Tate, Krueger and de Leon by 20%, 10%, 10% and 15%, respectively. Our compensation consultant recommended, and our Compensation Committee approved, these increases to bring the base salary compensation of our named executive officers more in line with the market median for similarly situated executives. Our Compensation

Committee recommended and our Board approved for Mr. Sullivan a 2008 base salary increase of 10%. This increase took into consideration Mr. Sullivan’s 2007 salary adjustment for the increased revenue size of our Company resulting from the acquisition of DBT, his salary relative to that of his peers in the companies of our 2008 peer group, and the financial performance of our Company over 2007. To compensate our executives for our elimination of perquisites in 2008, as described below under “Other Benefits – Perquisites,” our Compensation Committee also recommended an increase of $35,000 to Mr. Sullivan’s base salary and approved a base salary increase of $25,000 for each of our other named executive officers in 2008.

The same process was followed in 2009 and our Compensation Committee increased the base salaries of Messrs. Mackus, Tate, Krueger and de Leon by 5.03%, 17.05%, 10.64% and 14.37%, respectively, effective April 1, 2009. Towers Perrin provided recommended salary ranges for 2009 and, following our president and chief executive officer’s review and recommendation, our Compensation Committee approved these increases given our continued efforts to bring our executives to a market median level of compensation, the market competitiveness of the existing base salaries in relation to our 2009 peer group of companies, as well as the financial results of our Company in 2008. Our Compensation Committee approved for Mr. Sullivan a 2009 base salary increase of 9.99%, consistent with the same approach used for our other named executive officers, and our Board confirmed approval.

Annual Cash Bonuses

Our Omnibus Incentive Plan 2007, as approved by our stockholders at our 2007 Annual Meeting, provides for the award of annual cash bonuses to our named executive officers as well as to other key members of management.

Our Compensation Committee sets target bonuses at a level such that, in years of strong financial performance, our named executive officers may earn cash bonuses that would be considered above-market median as compared to our peer group. At the same time, our annual cash bonus program places a significant portion of our executives’ total compensation “at risk”, with a payout range from 0% to 200% of their target bonus.

The intent of our annual cash bonuses is to reinforce our corporate goals, promote our achievement of certain important financial performance targets and reward the performance of individual officers in fulfilling their personal responsibilities. Consistent with our executive compensation philosophy and core principles, annual cash bonus payments to our named executive officers and other key employees are directly linked to, and are contingent upon, our achievement of specific annual financial performance targets. Specific annual performance targets may be based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on tangible assets (calculated as our annual net earnings divided by our average total tangible assets for such year) (“ROA”), earnings per share, stock price or similar criteria. Each performance target may also have a threshold, target and maximum payout level. Because of the relative importance of our annual cash bonus amounts to our executives’ total compensation and its direct link to the achievement of our specific financial performance targets, our Compensation Committee believes that these annual cash bonuses are a very important part of our executive compensation program and a key element to attracting, retaining and motivating our management team.

In addition to setting the specific financial performance targets upon which our executives’ cash bonuses are based, our Compensation Committee initially sets each named executive officer’s respective target bonus amount as a percentage of his then current base salary. In determining the target bonus percentage amount for each executive, our Compensation Committee considers the executive’s base salary and determines what target bonus percentage amount is required to keep the executive’s annual total cash compensation at approximately the market median. In addition, our Compensation Committee considers the impact an executive can have on meeting our stated financial performance targets, his relative position in the organization as it may reflect internal equity, his previous performance and the amount of cash bonuses paid by our peer group companies to similarly situated executives.

Partial incentive awards may be made at the discretion of our Board, if certain financial results are achieved. For participants other than officers of our Company, incentive awards may be adjusted (increased or decreased) at the discretion of our president and chief executive officer based upon individual contributions to our Company’s performance objectives. For officers of our Company, in compliance with Internal Revenue Code Section 162(m), all performance objectives will be solely objective and any adjustments to incentive awards will decrease only (not increase) the amount of the award at the discretion of our Board.

Messrs. Sullivan and Mackus had the opportunity to earn cash bonuses for 2008 based 100% on the achievement of our Company’s performance objectives, and Messrs. Tate, Krueger and de Leon had the opportunity to earn cash bonuses for 2008 based 60% on the achievement of our Company’s performance objectives and 40% on the achievement of business segment objectives. For 2009, Messrs. Sullivan and Mackus may earn cash bonuses based 100% on the achievement of our Company’s performance objectives, and Messrs. Tate, Krueger and de Leon may earn cash bonuses for 2009 based 60% on the achievement of our Company’s performance objectives and 40% on the achievement of business segment objectives.

Our Company’s performance objectives for 2008 and 2009 were based on a 75% and 25% weighted combination of our relative achievement against our EBITDA and ROA targets, respectively. Our Compensation Committee establishes these targets and determines their relative achievement.

For 2008, the threshold, target and maximum goals for our EBITDA were $359.8 million, $399.8 million and $449.8 million, respectively, and the threshold, target and maximum goals for our ROA were 10.8%, 12.0% and 13.5%, respectively. For 2009, the threshold, target and maximum goals for our EBITDA are $438.2 million, $486.9 million and $547.7 million, respectively, and the threshold, target and maximum goals for our ROA are 12.7%, 14.1% and 15.9%, respectively.

For both 2008 and 2009, a cash bonus payment of 50% of the targeted bonus award relating to our Company’s performance objectives is to be paid if we reach each of these threshold goals. A cash bonus payment of 100% of the targeted bonus award relating to our Company’s performance objectives is paid if we achieve each of the target goals. A cash bonus of 200% of the targeted bonus award relating to our Company’s performance objectives is paid if we achieve each of the maximum goals. A pro-rata cash bonus payment is paid if our performance is between the target and maximum goals. No cash bonus payments relating to our Company’s performance objectives are made if our performance is below the threshold goals. The business segment or regional performance objectives are based on a weighted combination of the business segment or region’s relative achievement of approved EBITDA and ROA targets.

For 2008, the target bonus percentage amount for each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon was 100%, 60%, 60%, 60% and 60%, of his respective 2008 base salary, which equated to a targeted bonus amount of $836,000, $233,511, $269,105, $253,444, and $244,674, respectively. For 2009, the target bonus percentage amount for each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon is 100%, 60%, 60%, 60% and 60%, of his respective 2009 base salary, which equates to a targeted bonus amount of $958,000, $261,000, $315,000, $297,000, and $297,000, respectively.

Long-Term Equity-Based Incentive Compensation

We believe that long-term incentives are an important factor in aligning our executives’ interests with stockholders. Our Omnibus Incentive Plan 2007 serves as our vehicle to provide long-term equity-based incentive compensation to our named executive officers and other key employees.

In furtherance of our executive compensation philosophy and core principles, it is our Compensation Committee’s policy to base long-term equity-based incentive compensation as a specified percentage of our executives’ annual base compensation. Our Compensation Committee determines such percentage based upon evaluation of our peer group and internal equity, as discussed in greater detail below.

Our Omnibus Incentive Plan 2007 provides for the grant of equity-based awards, performance and time vesting restricted stock, stock options, SARs and other equity-based awards. Our Compensation Committee determines the relative mix of the equity-based awards by targeting the competitive levels of such awards as measured against similarly situated executives at our then peer group. In general, consistent with the advice of our compensation consultant concerning market practice, annual long-term equity grants are 70% stock-settled SARs, in order to focus recipients on our future stock price appreciation. Our Compensation Committee generally awards SAR grants subject to vesting incrementally at the rate of 10% at the end of the first calendar year, 15% at the end of the second calendar year, 25% at the end of the third calendar year and 50% at the end of the fourth calendar year and we generally award restricted stock grants subject to vesting in their entirety at the end of the fourth calendar year following the grant date.

Our Compensation Committee has not granted any stock options to our named executive officers since 2001. Generally, our Compensation Committee intends to follow a practice of granting SARs, restricted shares and any other equity-based awards to our executives once each year at our Compensation Committee’s regular February meeting (but with an effective grant date as of the close of business on the third business day after the public release of our prior year’s earnings results).

Our Compensation Committee may not “reprice” stock options or SARs previously granted and may not “back-date” stock option or SAR grants.

Under our Omnibus Incentive Plan 2007, our president and chief executive officer (who is also a Board member), acting as a single-member committee of our Board, has limited delegated authority to grant equity-based awards to specified employees, none of whom is a named executive officer.

In February 2008, our Compensation Committee awarded 62,200, 12,900, 15,400, 15,300 and 14,100 stock-settled SARs, respectively, and 12,900, 2,700, 3,200, 3,200 and 2,900 restricted shares, respectively, to each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon. The targeted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, (“FAS 123(R)”) dollar grant value of these aggregate equity awards equated to 240%, 117%, 117%, 117% and 117% of the 2007 base salary amounts of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon, respectively. In February 2009, our Compensation Committee awarded 284,600, 56,000, 70,750, 68,050 and 65,850 stock-settled SARs, respectively, and 70,050, 13,800, 17,400, 16,750 and 16,200 restricted shares, respectively, to each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon. The targeted FAS 123(R) dollar grant value of these aggregate equity awards equated to 290%, 120%, 140%, 135% and 135% of the 2008 base salary amounts of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon, respectively.

In granting these increased levels of equity awards, as compared to the equity awards granted in 2008, our Compensation Committee considered each of these executive’s total cash compensation and determined what amount of equity-based compensation is advisable to keep the executive’s total direct compensation at a competitive level. Specifically, our Compensation Committee calibrated the expected values of our annual long-term equity incentive awards to each recipient’s market median level determined as a percentage of his annual salary, based on Towers Perrin’s analysis of similarly situated executives at our respective peer groups, as well as their executive compensation data base. Our Compensation Committee determined that the targeted dollar-denominated value of our equity awards for 2009 should continue to reflect a mix of 70% SARs and 30% restricted shares, as was the case in 2008.

Other Benefits

As part of our competitive compensation program, we maintain certain other plans and arrangements that provide or may provide compensation and benefits to our named executive officers and other key employees. These plans and arrangements are principally our pension plan, supplemental executive retirement plan, 401(k) plan, executive deferred compensation plan and certain severance and change in control arrangements. Our named executive officers also participate in our welfare benefit plans, which provide health, life, dental, vision and disability insurance benefits to our executives, on the same basis as our other salaried employees.

Pension Plan

We maintain a cash balance formula defined benefit pension plan for all of our salaried employees, including our named executive officers. Compensation covered by our pension plan includes the salary and bonus amounts reported in the Summary Compensation Table below, but is limited by the Internal Revenue Service (“IRS”) to $230,000 for 2008 and $245,000 for 2009. Bonuses earned in 2007 but paid in 2008 are considered to be compensation for 2008 for purposes of our pension plan, and those earned in 2008 and paid in 2009 are considered to be compensation for 2009 for purposes of our pension plan. Upon termination of employment, the employee may receive benefits in the form of a lump-sum equal to the value of his cash balance account or a monthly annuity equal to the actuarial equivalent of his cash account balance.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (“SERP”) provides an allocation to our senior management, including our named executive officers, equal to the amount that cannot be allocated to such employees under our cash balance pension plan due to the IRS imposed annual compensation limits described above. Benefits are to be paid under our SERP upon the participating employee’s separation from service in a lump sum or in five or 10 annual installments, as the participating employee elects.

401(k) Plan

We maintain a 401(k) plan for substantially all of our United States salaried employees, including our named executive officers. Pursuant to our 401(k) plan, we match 50% of the first 6% of compensation contributed by our participants up to the IRS imposed limits.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan permits our named executive officers and other senior members of management to elect to defer, on a pre-tax basis, their base salary and bonus into our Executive Deferred Compensation Plan and provides for a matching contribution from our Company equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS imposed annual compensation limits described above. Benefits under our

Executive Deferred Compensation Plan are to be paid upon the participating employee’s separation from service in a lump sum or in five or 10 annual installments, as the participating employee elects.

Perquisites

In October 2007, Towers Perrin, our compensation consultant, advised our Compensation Committee that perquisite levels for United States-based executives were continuing to decline and that we should consider the relevance of perquisites to our overall compensation philosophy before making any changes to our program. Our compensation consultant additionally advised that, for executives based outside of the United States, perquisites should be considered on an individual basis dependent on competitive local practices and taxation requirements. Following discussion with our compensation consultant, management recommended, and our Compensation Committee approved, the discontinuation of all United States-based perquisites (Company automobiles, automobile allowances and club memberships) during 2008, which included Mr. Tate’s country club membership and the vehicles and vehicle allowances provided to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon, in favor of a focus on competitive levels of base salary and at-risk pay. As discussed above under “Base Salary,” to compensate our named executive officers for the elimination of these perquisites, our Compensation Committee increased Mr. Sullivan’s base salary by $35,000 and approved a base salary increase of $25,000 for each of our other named executive officers.

Our Compensation Committee’s prior decision to no longer provide perquisites remains in effect for 2009.

Severance and Change in Control Arrangements

Our Compensation Committee believes that to provide a competitive compensation program that will enable us to attract and retain talented management employees, we must provide some protections in the event of a termination of employment. We also provide severance benefits to obtain from our named executive officers an agreement to provisions designed to protect our interests, including confidentiality, non-solicitation and non-competition provisions. We have entered into employment agreements with Messrs. Sullivan and Mackus and letter agreements with Messrs. Tate and de Leon. Under these arrangements, Messrs. Sullivan, Mackus and Tate are entitled to severance benefits if their respective employment is terminated prior to a change in control of our Company for any reason other than for “cause.” Our Compensation Committee has selected the triggering events under these arrangements to afford our named executive officers some protection in the event of a termination of their employment that might occur in the future. Our Compensation Committee believes these types of protections are a necessary part of a competitive compensation program and better enable our named executive officers to focus their efforts on behalf of our Company. We summarize these arrangements in greater detail on pages 31 through 36.

To offer a competitive compensation program and to guard against the potential distraction and loss of key personnel that may occur in connection with a change in control of our Company, we have also entered into key executive employment and severance agreements (“KEESAs”) with Messrs. Sullivan, Mackus and Krueger, which become effective only upon a “change in control” of our Company, as defined in the KEESAs. In 2008, we also entered into a KEESA with Mr. de Leon. The KEESAs provide for benefits in the event of a termination of employment following a change in control of our Company. We summarize KEESAs in greater detail on pages 31 through 36. We have agreed to treat the events we describe in this section as triggering events under the KEESAs because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job security of our named executive officers. Our Compensation Committee set the levels of benefits and employment terms under the KEESAs based on its belief that these benefits and terms will provide appropriate levels of protection for our named executive officers to assist in retaining them and in enabling them to focus their efforts on behalf of our Company without undue concern about the loss of their employment following a change in control.

Executive Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our named executive officers to further align their economic interests with those of our stockholders, effective as of April 1, 2007, our Compensation Committee and our Board adopted tiered guidelines requiring our then current named executive officers to own a specified amount of our common stock equal to a specified multiple of their annual base salary within a four-year time period as follows:

	Tier 1	Tier 2	Tier 3
Officer designation	chief executive officer	executive vice president, chief operating officer, chief financial officer	all other executive officers

Stock ownership as a multiple of April 1, 2007 base salary (or subsequent date of hire, promotion, election or appointment)	four	three	one

For subsequently hired, promoted, elected or appointed newly serving named executive officers, which includes Messrs. Tate and de Leon, the appropriate designated multiple will be applied to their then current annual base salary amount at the time of, and must be satisfied within a four-year time period after, such hiring, promotion, election or appointment as such executive officer. As of December 31, 2008, all of our named executive officers had fully met their stock ownership requirements.

The number of shares into which this ownership guideline translates for our then current named executive officers was determined based on the closing sale price of our common stock as of April 1, 2007. For subsequently hired, promoted, elected or appointed newly serving named executive officers, the number of shares into which this ownership guideline translates will be determined based on the closing sale price of our common stock on the first trading day of the month on or after their date of hiring, promotion, appointment or election as such executive officer. Our common stock may be acquired for this purpose by an executive through SARs, stock options, the accumulation of vested and unvested restricted shares and similar equity-based awards, as well as through direct share purchases.

Our Compensation Committee and our Board have adopted a policy prohibiting our directors and named executive officers from pledging our common stock as collateral security for personal loans or other obligations.

Impact of Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the tax deduction that we can take for compensation we pay to our chief executive officer and our three other highest paid officers other than our chief financial officer (determined as of the end of each year) to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1 million limit. In choosing forms of compensation, our Compensation Committee considers the potential impact of Section 162(m), but reserves the right to grant compensation that does not qualify as performance-based compensation, if it believes that the interests of our stockholders are better served by granting compensation that may not qualify as performance-based compensation.

SARs granted to our named executive officers are considered performance-based compensation and so will not be included in the $1 million limit in the year of exercise. Restricted shares granted to our named executive officers are not considered performance-based compensation and so will be included in the $1 million limit in the year such stock vests.

The annual bonus awards granted under our Omnibus Incentive Plan 2007 are considered performance-based compensation and so will not be included in the $1 million limit for the year in which the bonuses are paid.

Our Compensation Committee considers the impact of other tax provisions, such as Internal Revenue Code Section 409A’s restrictions on deferred compensation, and attempts to structure compensation in a tax-efficient manner both for the named executive officers and for our Company. To preserve the effectiveness of our change in control arrangements, as described below under “Potential Payments Upon Termination or Change in Control,” we have also agreed to make some of our named executive officers “whole” if certain excise taxes are imposed on payments to them under the arrangements.

In adopting various executive compensation plans and packages and in making certain of its executive compensation decisions, particularly with respect to its grant of equity-based long-term incentive awards, our Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact to our stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information regarding compensation earned by, paid or awarded to our named executive officers during the years indicated: (i) Timothy W. Sullivan, our president and chief executive officer; (ii) Craig R. Mackus, our chief financial officer and secretary; (iii) William S. Tate, our executive vice president, global markets and strategic support; (iv) Kenneth W. Krueger, our chief operating officer, surface; and (v) Luis de Leon, our chief operating officer, underground. All of these named executive officers are currently serving our Company.

The following table sets forth for our named executive officers: (i) the dollar amount of base salary earned during the years indicated; (ii) the dollar value of our FAS 123(R) expense during the years indicated for all equity-based awards held by our named executive officers; (iii) the dollar amount of non-equity incentive plan compensation (i.e., cash bonuses) earned during the years indicated under our Executive Officer Incentive Plan; (iv) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (v) all other compensation for the years indicated; and (vi) the dollar value of total compensation for the years indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation (4)	All Other Compen- sation (5)	Total
Timothy W. Sullivan	2008	$843,250	—	$893,173	$1,069,497	$1,724,361	$189,563	$81,539	$4,801,383
President & Chief Executive Officer	2007	$714,876	—	$705,572	$685,219	$1,520,000	$139,700	$66,951	$3,832,318
	2006	$609,504	—	$612,323	$447,517	$1,183,352	$132,787	$15,111	$3,000,594

Craig R. Mackus	2008	$391,719	—	$317,708	$338,557	$492,648	$70,442	$14,288	$1,625,362
Chief Financial Officer & Secretary	2007	$311,953	—	$274,062	$255,819	$324,321	$43,332	$12,019	$1,221,506
	2006	$274,848	—	$244,929	$179,007	$266,809	$49,343	$10,841	$1,025,777

William S. Tate	2008	$432,634	—	$78,734	$173,001	$530,339	$31,686	$30,865	$1,277,259
Executive Vice President (6)	2007	$287,030	—	$16,676	$36,026	$308,007	$4,475	$11,011	$663,225

Kenneth W. Krueger	2008	$431,555	—	$329,202	$363,405	$510,666	$27,885	$31,674	$1,694,387
Chief Operating Officer, Surface	2007	$368,005	—	$278,600	$265,287	$460,806	$21,267	$28,948	$1,422,913
	2006	$320,004	—	$244,929	$179,007	$310,644	$11,087	$13,043	$1,078,714

Luis de Leon	2008	$413,242	—	$75,105	$165,696	$508,384	$21,236	$54,572	$1,238,235
Chief Operating Officer, Underground (6) (7)	2007	$235,887	—	$16,676	$36,026	$283,680	$3,188	$120,073	$695,530

(1)

Reflects the expense in our 2008, 2007 and 2006 financial statements of the restricted shares awarded in 2008, 2007 and 2006. This expense was computed in accordance with FAS 123(R); however, for this disclosure only, this expense does not include an estimate of forfeitures. The assumptions made in the valuations are discussed in the Grants of Plan-Based Awards section below and in Footnote I to our 2008 financial statements.

(2)

Reflects the expense in our 2008, 2007 and 2006 financial statements of the SARs awarded in 2008, 2007 and 2006. This expense was computed in accordance with FAS 123(R); however, for this disclosure only, this expense does not include an estimate of forfeitures. The assumptions made in the valuations are discussed in the Grants of Plan-Based Awards section below and in Footnote I to our 2008 financial statements.

(3)	Reflects cash bonuses earned in connection with our achievement in 2008, 2007 and 2006 of specific performance targets. We describe the targets for 2008 above in the CD&A.

(4)	Reflects the change in present value of pension benefits.

(5)	All Other Compensation consists of the following:

Name	Year	Personal Use Auto	Excess Life Insurance	Company Matching Contributions	Relocation	Other	Total
Timothy W. Sullivan	2008	$4,243	$6,398	$70,898	—	—	$81,539
	2007	$8,072	$1,932	$56,947	—	—	$66,951
	2006	$6,579	$1,932	$6,600	—	—	$15,111

Craig R. Mackus	2008	$1,332	$2,252	$10,540	—	$164	$14,288
	2007	$3,104	$2,165	$6,750	—	—	$12,019
	2006	$3,062	$1,179	$6,600	—	—	$10,841

William S. Tate	2008	$1,225	$2,329	$26,839	—	$472	$30,865
	2007	$6,327	$1,053	$3,631	—	—	$11,011

Kenneth W. Krueger	2008	$2,733	$1,991	$26,771	—	$179	$31,674
	2007	$6,491	$1,633	$20,359	—	$465	$28,948
	2006	$4,920	$1,523	$6,600	—	—	$13,043

Luis de Leon	2008	$1,266	$671	$45,678	$2,130	$4,827	$54,572
	2007	$6,984	$294	$3,546	$109,249	—	$120,073

(6)	The 2007 salary and non-equity incentive plan compensation amounts for Messrs. Tate and de Leon are for the period of May 4, 2007 (the date we acquired DBT) through December 31, 2007.

(7)	A portion of Mr. de Leon’s salary and relocation for 2007 was paid in euros and was converted into United States dollars using the average exchange rate of 1.3577.

Employment Agreements

Mr. Sullivan serves under an employment agreement that he entered into in 2004, which originally provided for a base salary of not less than $500,000, subject to increase at the discretion of our Board and for additional incentive based compensation (Mr. Sullivan’s base salary at the end of 2008 was $871,000). Mr. Mackus also serves under an employment agreement that he entered into in 1997, which originally provided for a base salary of not less than $130,380, subject to merit increases (Mr. Mackus’ base salary at the end of 2008 was $414,185). Pursuant to the terms of their respective employment letter agreements, Mr. Tate’s and Mr. de Leon’s compensation generally consists of (i) monthly base salaries of $37,376 and $36,066 in 2008, respectively, (ii) eligibility to participate in our management incentive plan, long-term incentive plan, supplemental executive retirement plan and deferred compensation plan, and (iii) certain other compensation and benefits generally available to all salaried employees of our Company.

Grants of Plan-Based Awards

As previously described in the CD&A, grants of cash and equity-based incentive awards may be made to our named executive officers, as well as to other key employees, under our Omnibus Incentive Plan 2007. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in 2008. This information is included in the FAS 123(R) expense computation and is not additive to the stock awards disclosure included in the Summary Compensation Table. We did not grant any stock options to our named executive officers or any other employees in 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (1)	All Other Option Awards: No. of Securities Underlying Options (2)	Exercise or Base Price of SAR Awards	Grant Date Fair Value of Stock and SAR Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Timothy W. Sullivan
Cash incentive		$479,000	$958,000	$1,916,000	—	—	—
Restricted shares	2/20/08							12,900			$666,801
SARs	2/20/08								62,200	$51.69	$1,493,422

Craig R. Mackus
Cash incentive		$130,500	$261,000	$522,000	—	—	—
Restricted shares	2/20/08							2,700			$139,563
SARs	2/20/08								12,900	$51.69	$309,729

William S. Tate
Cash incentive		$157,500	$315,000	$630,000	—	—	—
Restricted shares	2/20/08							3,200			$165,408
SARs	2/20/08								15,400	$51.69	$369,754

Kenneth W. Krueger
Cash incentive		$148,500	$297,000	$594,000	—	—	—
Restricted shares	2/20/08							3,200			$165,408
SARs	2/20/08								15,300	$51.69	$367,353

Luis de Leon
Cash incentive		$148,500	$297,000	$594,000	—	—	—
Restricted shares	2/20/08							2,900			$149,901
SARs	2/20/08								14,100	$51.69	$338,541

(1)	Reflects the number of restricted shares awarded on February 20, 2008.

(2)	Reflects the number of SARs awarded on February 20, 2008.

The value of the SARs awarded to our named executive officers on February 20, 2008 was $24.01 per SAR as determined using the Black-Scholes pricing model. The assumptions used in this model were as follows:

•	$51.69 market price of our common stock as of February 20, 2008 (as adjusted for the May 2008 two-for-one split of our common stock).

•	Expected life of the SARs of 6.5 years.

•	Risk-free interest rate of 3.49%.

•	Volatility of our common stock of 42%.

•	Common stock dividend yield of .19%.

The SARs awarded on February 20, 2008 expire on February 20, 2018 and have an incremental vesting schedule of 10%, 15%, 25% and 50%, respectively, on each of December 31, 2008, 2009, 2010, and 2011, provided such executive is still employed by us on each such date.

The restricted shares awarded to our named executive officers on February 20, 2008 were valued based on a grant price of $51.69 (as adjusted for the May 2008 two-for-one split of our common stock). The restricted shares cliff vest on December 31, 2011, provided such executive is employed with us on that date.

Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding SAR and restricted share awards held by our named executive officers as of December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each SAR, as well as the exercise or base price and expiration date of each outstanding SAR. This information is included in the FAS 123(R) expense computation and is not additive to the stock awards disclosure included in the Summary Compensation Table.

Name	Option and SAR Awards					Stock Award
	No. of Securities Underlying Unexercised Options/SARs (# Exercisable)	No. of Securities Underlying Unexercised Options/ SARs (# Unexercis- able)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Timothy W. Sullivan
“Base” restricted shares – 2006 grant	—	—		—	—	—		—	25,125	(2)	$465,315
“Premium” restricted shares – 2006 grant	—	—		—	—	—		—	50,250	(3)	$930,630
Other restricted shares – 2008 grant	—	—		—	—	12,900	(4)	$238,908	—		—
– 2007 grant						13,600	(5)	$251,872	—		—
SARs – 2008 grant	6,220	55,980	(6)	$51.69	02/20/2018	—		—	—		—
– 2007 grant	15,600	46,800	(7)	$28.52	02/21/2017	—		—	—		—
– 2006 grant	100,500	100,500	(8)	$19.882	02/16/2016	—		—	—		—

Craig R. Mackus
“Base” restricted shares – 2006 grant	—	—		—	—	—		—	10,050	(2)	$186,126
“Premium” restricted shares – 2006 grant	—	—		—	—	—		—	20,100	(3)	$372,252
Other restricted shares – 2008 grant	—	—		—	—	2,700	(4)	$50,004	—		—
– 2007 grant	—	—		—	—	4,000	(5)	$74,080	—		—
SARs – 2008 grant	1,290	11,610	(6)	$51.69	02/20/2018	—		—	—		—
– 2007 grant	4,600	13,800	(7)	$28.52	02/21/2017	—		—	—		—
– 2006 grant	40,200	40,200	(8)	$19.882	02/16/2016	—		—	—		—

William S. Tate
Other restricted shares – 2008 grant	—	—		—	—	3,200	(4)	$59,264	—		—
– 2007 grant	—	—		—	—	4,000	(5)	$74,080	—		—
SARs – 2008 grant	1,540	13,860	(6)	$51.69	02/20/2018	—		—	—		—
– 2007 grant	4,400	13,200	(7)	$34.185	08/07/2017	—		—	—		—

Kenneth W. Krueger
“Base” restricted shares – 2006 grant	—	—		—	—	—		—	10,050	(2)	$186,126
“Premium” restricted shares – 2006 grant	—	—		—	—	—		—	20,100	(3)	$372,252
Other restricted shares – 2008 grant	—	—		—	—	3,200	(4)	$59,264	—		—
– 2007 grant	—	—		—	—	4,800	(5)	$88,896	—		—
SARs – 2008 grant	1,530	13,770	(6)	$51.69	02/20/2018	—		—	—		—
– 2007 grant	5,450	16,350	(7)	$28.52	02/21/2017	—		—	—		—
– 2006 grant	40,200	40,200	(8)	$19.882	02/16/2016	—		—	—		—

Luis de Leon
Other restricted shares – 2008 grant	—	—		—	—	2,900	(4)	$53,708	—		—
– 2007 grant	—	—		—	—	4,000	(5)	$74,080	—		—
SARs – 2008 grant	1,410	12,690	(6)	$51.69	02/20/2018	—		—	—		—
– 2007 grant	4,400	13,200	(7)	$34.185	08/07/2017	—		—	—		—

(1)	Calculated using the closing price of our common stock as of December 31, 2008.

(2)	“Base” restricted stock will vest on December 31, 2009, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

(3)	“Premium” restricted stock will vest in the event specified financial criteria are met and the executive remains continuously employed by us until December 31, 2009.

(4)	Restricted stock will vest on December 31, 2011, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

(5)	Restricted stock will vest on December 31, 2010, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

(6)

Unvested SARs will vest 16.7%, 27.8% and 55.5%, respectively, on December 31, 2009, 2010 and 2011, provided the executive remains employed by us until such dates (or has a qualifying retirement prior to such dates).

(7)

Unvested SARs will vest 33.3% and 66.7%, respectively, on December 31, 2009 and 2010, provided the executive remains employed by us until such dates (or has a qualifying retirement prior to such dates).

(8)	Unvested SARs will vest on December 31, 2009, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

Amounts disclosed for “base” restricted stock in the “Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns assume that financial goals under base restricted stock for 2008 were met. “Base” and “premium” performance restricted stock is stock that we grant subject to vesting over time and/or upon achievement of specified financial objectives. The difference between “base” and “premium” performance restricted stock is that the base restricted stock will vest as long as the participant remains employed for the vesting period, although vesting may be accelerated in part if established financial objectives are met, whereas “premium” restricted stock vests only if established financial objectives are met and the individual remains employed for the vesting period.

Option and SAR Exercises and Restricted Stock Vesting

The following table sets forth information regarding each vesting of restricted stock that occurred during 2008 for each of our named executive officers on an aggregated basis. There were no exercises of SARs or stock options in 2008 by our named executive officers. This information supplements the FAS 123(R) value disclosure of stock awards included in the Summary Compensation Table by providing additional details about such awards (see note 1 below).

Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($) (1)
Timothy W. Sullivan	37,687	(2)	$505,013
Craig R. Mackus	15,075	(3)	$202,005
William S. Tate	0		$0
Kenneth W. Krueger	15,075	(4)	$202,005
Luis de Leon	0		$0

(1)

Calculated using the $13.40 per share closing price of our common stock on February 19, 2009, the date that the December 31, 2008 vesting was confirmed by our Board. The corresponding FAS 123(R) expense in our 2008 financial statements and in the stock awards column of the Summary Compensation Table (excluding an estimate for forfeitures) for the shares of “base” restricted stock and shares of “premium” restricted stock that vested in 2008 for Messrs. Sullivan, Mackus and Krueger was $644,551, $257,820 and $257,820, respectively.

(2)	Consists of 25,125 shares of “base” restricted stock and 12,562 shares of partially vested “premium” restricted stock.

(3)	Consists of 10,050 shares of “base” restricted stock and 5,025 shares of partially vested “premium” restricted stock.

(4)	Consists of 10,050 shares of “base” restricted stock and 5,025 shares of partially vested “premium” restricted stock.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits as of December 31, 2008 under our pension plan and supplemental executive retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefits	Payments During 2008
Timothy W. Sullivan	Salaried Employees’ Retirement Plan	28	$359,427	$0
	Supplemental Executive Retirement Plan	3	$397,457	$0
Craig R. Mackus	Salaried Employees’ Retirement Plan	29	$396,551	$0
	Supplemental Executive Retirement Plan	3	$132,471	$0
William S. Tate	Salaried Employees’ Retirement Plan	1	$12,960	$0
	Supplemental Executive Retirement Plan	1	$23,201	$0
Kenneth W. Krueger	Salaried Employees’ Retirement Plan	3	$22,186	$0
	Supplemental Executive Retirement Plan	3	$38,053	$0
Luis de Leon	Salaried Employees’ Retirement Plan	1	$9,088	$0
	Supplemental Executive Retirement Plan	1	$15,336	$0

(1)

Years of credited service shown for Messrs. Sullivan and Mackus under our Supplemental Executive Retirement Plan do not reflect actual years of service. The years of credited service shown are the actual years of service during which our Supplemental Executive Retirement Plan has been in existence. The difference between actual years of service, as reflected as the years credited for our Salaried Employees’ Retirement Plan, and credited years of service does not result in any benefit augmentation.

(2)	Messrs. Tate and de Leon are fully vested in our Salaried Employees’ Retirement Plan and SERP; however, for benefit purposes, only service since joining our Company in 2007 is considered.

Pension Plan

Pension plan benefits payable to our named executive officers are determined under a cash balance formula. Each month a percentage of their earnings is credited to their cash balance plan account in accordance with the following table:

Years of Service at the Beginning of Year	Pay Credits
Less than 5	4.0%
5 but less than 10	4.5%
10 but less than 15	5.0%
15 but less than 20	5.5%
20 but less than 25	6.0%
25 but less than 30	6.5%
30 or more	7.0%

In February 2005, our Board approved extending certain transition pay-based credits for specified employees, including some of our named executive officers, for an additional five years because it was found that employee accounts were understated from original projections. It was determined that since March 2001, interest rates had been much lower than forecasted and employee account balances have not met our Board’s expectations, falling short by an average of 6% to 7%. Additionally, our actuary, Watson Wyatt, made our Board aware of other similar type hybrid plans that have either extended their transitional credits for longer periods or amended their plan to give greater benefits. Each account is also credited with interest using the average annual rate of United States 30-year Treasury Securities for the November preceding the plan year. Compensation for which a pay credit applies includes the officer’s total salary and bonus (excluding compensation deferred pursuant to any non-qualified plan).

In addition, employees who were participants in our plan as of December 31, 1999 receive transition pay-based credits as a percentage of their earnings during the period January 1, 2000 through December 31, 2009 in accordance with the following table:

Years of Service at December 31, 1999	Pay Credits
Less than 15	1.50%
15 or more	2.50%

As of December 31, 2008, the estimated annual benefits payable under our Salaried Employees’ Retirement Plan at normal retirement age (age 65) to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon were $74,801, $73,241, $8,796, $21,024 and $39,382, respectively. In making these estimates, we assumed (i) that 2008 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2009 compensation limit of $245,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.0%, the November 2008 30-year Treasury rate, which is the rate to be used for the 2009 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2009 interest rate and mortality assumptions to calculate lump sums under Internal revenue Code Section 417(e)(3)(D) as prescribed under the Pension Protection Act of 2006 as follows: The interest rate is based on the applicable segment rates of 5.24% (first 5 years), 5.69% (years six through 20) and 5.37% (for 20+ years) for the plan’s lookback month of November 2008 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality that apply under IRS regulation 430(h)(3)(A) for valuations dates occurring in 2009.

Supplemental Executive Retirement Plan

Our named executive officers also participate in our SERP under which benefits are subject to the same vesting schedule as applicable to our pension plan. Our supplemental plan is designed to mirror the benefits under our pension plan for executive compensation in excess of the annual compensation that may be considered under our pension plan, which is $245,000 for 2009.

As of December 31, 2008, the estimated annual benefits payable under our SERP at normal retirement age to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon were $213,567, $46,927, $19,747, $50,347, and $90,600, respectively. In making these estimates, we assumed (i) that 2008 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2009 compensation limit of $245,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.0%, the November 2008 30-year Treasury rate, which is the rate to be used for the 2009 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2009 interest rate and mortality assumptions to calculate lump sums under Internal Revenue Code Section 417(e)(3)(D) as prescribed under the Pension Protection Act of 2006 as follows: The interest rate is based on the applicable segment rates of 5.24% (first 5 years), 5.69% (years six through 20) and 5.37% (for 20+ years) for the plan’s lookback month of November 2008 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality rates that apply under IRS regulation 430(h)(3)(A) for valuation dates occurring in 2009.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to participation in our Executive Deferred Compensation Plan by our named executive officers during the fiscal year ended December 31, 2008.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Timothy W. Sullivan	$137,995	$63,998	($114,791)	—	$254,539
Craig R. Mackus	$7,281	$3,640	($2,358)	—	$8,563
William S. Tate	$585,918	$19,939	($291,128)	—	$902,642
Kenneth W. Krueger	$39,749	$19,871	$2,689	—	$103,769
Luis de Leon	—	$38,778	($56,091)	—	$142,687

(1)

Amounts shown include our matching contributions that we cannot make under our 401(k) plan due to restrictions under the Internal Revenue Code. These amounts are included in the Summary Compensation Table in the column labeled “All Other Compensation”.

(2)	The Aggregate Earnings are not “above-market or preferential earnings” and are therefore not required to be reported in the Summary Compensation Table.

Beginning in 2007, our named executive officers became eligible to participate in our Executive Deferred Compensation Plan. Our deferred compensation plan is designed to provide benefits similar to those provided under our 401(k) plan, but which cannot be provided under our 401(k) plan due to restrictions imposed by the Internal Revenue Code. Our deferred compensation plan permits employees in the positions of general manager, vice president or higher to elect to defer base salary and bonus and provides for a matching contribution from us equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS-imposed compensation limit, which was $230,000 for 2008 and is $245,000 for 2009. The vesting schedule for these contributions is the same as for similar contributions under our 401(k) plan. The investment options under the deferred compensation plan represent a subset of those under our 401(k) plan. Benefits under our deferred compensation plan will be paid at the later of the participating employee’s separation from service or specified age in a lump sum, or in five or 10 annual installments, as the participating employee elects.

Potential Payments Upon Termination or Change in Control

We have employment agreements with Messrs. Sullivan and Mackus, letter agreements with Messrs. Tate and de Leon, and KEESAs with Messrs. Sullivan, Mackus, Krueger and de Leon, as well as with certain other members of our management team, that provide for potential payments and benefits upon a termination of employment under specified circumstances. The KEESAs only become effective upon a “change in control of our Company,” and in which case the employment agreements of Messrs. Sullivan and Mackus will be superseded by their KEESA. In addition to these arrangements, our Omnibus Incentive Plan 2007 provides certain potential benefits in the event of a change in control of our Company.

In the event that Mr. Sullivan’s employment with us is terminated prior to a change in control of our Company for any reason other than for “cause,” he is entitled to receive severance pay in the amount of one year’s base salary (Mr. Sullivan’s base salary for 2009 is $958,000), generally payable in a lump sum at his termination of employment.

Mr. Mackus serves under an automatically renewable one-year employment agreement unless terminated by either party at least 60 days prior to the May 21 expiration of any one-year term. Upon termination without “cause” or through non-renewal of the contract, we are required to pay Mr. Mackus one year’s base salary (i.e., $435,000 in 2009), generally in a lump sum at his termination of employment, and benefits for one year (approximately equal to $13,182) and provide him with up to $15,000 of outplacement consulting services.

The employment agreements with Messrs. Sullivan and Mackus define “cause” as fraud, dishonesty or misconduct in connection with our business, commission of a felony or a material breach of the agreement by the executive.

Under his employment arrangement, if Mr. Tate’s employment is terminated by us for any reason other than cause (as defined in the arrangement) at any time prior to Mr. Tate’s reaching age 65, or if Mr. Tate elects to terminate his employment with us at any time upon 30 days’ notice after August 8, 2009, Mr. Tate is entitled to a severance payment equal to 12 months of his monthly base salary plus bonus at target then in effect generally payable on our normal payroll dates over such period. In addition, if Mr. Tate elects to terminate his employment with us or his employment is terminated by us without cause prior to Mr. Tate’s reaching age 65, then we will provide health coverage for Mr. Tate and his spouse at our expense for the period of time between the termination of his employment and the date on which he reaches age 65.

The letter agreement with Mr. Tate defines “cause” as a violation of a non-competition, confidentiality or intellectual property agreement with us, an uncured violation of other obligations or conditions of employment, an addiction or dependency on intoxicants or drugs, the commission of specified crimes, dishonesty involving our business, or other conduct that could reflect unfavorably on our reputation or ability to conduct business.

Each of our named executive officers has agreed to post-termination restrictive covenants including confidentiality and non-competition.

In February 2007, we entered into KEESAs with Messrs. Sullivan, Mackus and Krueger and in August 2008, we entered into a KEESA with Mr. de Leon. Each of these KEESAs provides that, following any “change in control of our Company” (as defined in the KEESAs), such executive will be employed in the same capacity and position and in the same metropolitan area as immediately prior to the change in control for a length of time set forth in the agreement (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus, Krueger and de Leon). A change of control under the KEESAs would generally occur if a third party were to acquire one-third or more of the voting power of our outstanding common stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. During the applicable post-change in control employment period, each such officer would be entitled to receive an annual base salary at least equal to his annual base salary in effect immediately prior to the change in control (subject to increase at least annually by our Compensation Committee based on the contributions of such officer to our operating and/or administrative efficiency, growth, cash flow from operations and operating profits), plus all bonuses, incentive compensation, and other benefits extended by us to our executive officers. Each of these KEESAs also contains each individual’s covenant after termination of employment respecting noncompetition, nonsolicitation and confidentiality.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the officer for a “good reason” (as defined in the KEESAs) or for any reason during the 30-day period after the first anniversary of the change in control in the case of Mr. Sullivan, or by us other than for “cause” (as defined in the KEESAs), death or disability, then the executive would be entitled to receive:

•

A lump sum severance cash payment equal to the sum of (i) the executive’s average annual total Form W-2 compensation (i.e., base salary plus bonus amounts and all other taxable compensation) over the three years prior to the change in control multiplied by (ii) the number of years set forth in the agreement (three in the case of Mr. Sullivan and two in the case of Messrs. Mackus, Krueger and de Leon).

•	Accrued base salary, bonus, and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the effective date of termination.

•

Outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in the KEESA (two years in the case of Messrs. Sullivan, Mackus, Krueger and de Leon) or such time as the executive has obtained new full-time employment comparable to his position at our Company.

•

Coverage under life, hospitalization, medical and dental insurance until the earlier of the length of time set forth in the KEESA (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus, Krueger and de Leon) or such time as the executive has obtained new employment and is covered by comparable benefits.

The KEESAs define “good reason” as, in general, a breach by us of the KEESA, our removal from or failure to reelect the executive to positions held with us, or a good faith determination by the executive that there has been a significant adverse change in the executive’s working conditions or status. “Cause” under the KEESAs occurs if the executive engages in bad faith intentional conduct that causes demonstrable and serious financial injury to us, is convicted of a felony that substantially impairs the executive’s ability to perform his duties or responsibilities, or willfully, continuously and unreasonably refuses to perform his or her duties or responsibilities.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the executive other than for “good reason” (or for any reason other than “good reason” other than during the 30-day period after the first anniversary of the change in control in the case of Mr. Sullivan), or by us for “cause,” then the executive would be only entitled to receive base salary, earned bonus, and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the effective date of termination.

Each of these KEESAs further provides that if the payments and benefits under the KEESA, or any other payments or benefits under any other agreement or plan of ours or any of our affiliates, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset any excise tax imposed by Section 4999 of the Internal Revenue Code and any additional taxes on this payment so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such taxes had been imposed.

In addition to these employment arrangements, our Omnibus Incentive Plan 2007 provides that our Compensation Committee has the discretion to accelerate the vesting of then outstanding stock options, SARs, restricted stock or other equity awards at such times and upon such conditions as it deems appropriate (including upon a change in control). Moreover, certain of our recent grants of SARs and “base” restricted shares include automatic accelerated vesting upon a change in control. A change of control for these purposes would generally occur if a third party were to acquire 20% or more of the voting power of our outstanding common stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. If our Compensation Committee would elect to accelerate the vesting of previous equity awards and in consideration of the automatic vesting of certain grants, each of the named executive officers would be entitled to receive certain amounts upon a change in control as calculated and described in the table below showing change-in-control payments and benefits under each named executive officer’s KEESA.

The following table sets forth the estimated amounts that would have become payable to our named executive officers if a change in control of our Company and a triggering employment termination had occurred on December 31, 2008:

Name	Severance Payment ($) (1)	Gross Up Payment ($) (2)	Life, Hospitaliza- tion, Medical and Dental Insurance ($)	Outplacement Services ($) (3)	Value of Accelerated Vesting of “Base” Restricted Stock ($) (4)	Value of Accelerated Vesting of SARs ($) (4)	Pension Restoration Plan ($) (5)	Elective Deferred Compen- sation Plan ($) (6)	Total ($)
Timothy W. Sullivan	$12,715,069	$5,176,029	$48,166	$40,000	$956,095	—	$484,906	$114,194	$19,534,459
Craig R. Mackus (7)	$4,559,959	$1,654,501	$26,363	$40,000	$310,210	—	$157,441	$3,640	$6,752,114
William S. Tate (8)	$717,614	—	$93,161	—	$133,344	—	$26,586	$143,439	$1,114,144
Kenneth W. Krueger (9)	$3,296,281	$1,513,071	$37,032	$40,000	$334,286	—	$49,867	$33,480	$5,304,017
Luis de Leon (9)	$1,918,019	$870,258	$40,932	$40,000	$127,788	—	$24,350	$38,778	$3,060,125

(1)

The named executive officers’ KEESAs provide for a six-month delay in certain payments if the named executive officer is a “specified employee” as defined in the KEESA. For purposes of calculating the severance payments in this table, we have disregarded any such delay and assumed that payments would be made on the tenth day following separation of service.

(2)

Upon a change in control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to pay to the respective named executive officer (other than Mr. Tate), at our expense, a gross up payment equal to this excise tax and any additional taxes incurred by the respective named executive officer as a result of the gross up payment. The respective amounts in this column reflect the estimated value of these payments as of December 31, 2008. In determining the amount of the gross up payments for all of the named executive officers, we assume we can prove, by clear and convincing evidence, that the awards of restricted shares and SARs in 2008 were not made in connection with, or in contemplation of, a change in control of our Company. For purposes of determining the amount of the gross up payments in this table, we assume that no amounts will be discounted as attributable to reasonable compensation and that no value will be attributed to any non-competition agreement.

(3)

Pursuant to their respective KEESAs, the named executive officers are eligible to receive, at our expense, outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in their respective KEESA (two years in the case of Messrs. Sullivan, Mackus, Krueger and de Leon) or such time as the respective named executive officer has obtained new full-time employment comparable to his position with us.

(4)

Unvested “premium” restricted shares do not automatically accelerate upon a change in control. The vesting of otherwise then unvested “base” restricted stock and SARs automatically accelerate upon a change in control regardless of termination. The per share price of our common stock as of December 31, 2008 used to determine these values was $18.52.

(5)

Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.

(6)

Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.

(7)

Mr. Mackus’ employment agreement provides that he is eligible for one year of pension benefits following termination of employment, but only to the extent coverage terms permit. Consistent with the current terms of our pension arrangements, amounts shown for Mr. Mackus assume that he receives no additional benefits pursuant to this provision in his employment agreement.

(8)

Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife at no cost to him at a cost to our Company equal to the applicable COBRA rates. For purposes of quantifying this benefit, we have used the assumptions applied under FAS 106, Employer’s Accounting for Postretirement Benefits (Other than Pensions). As a result, the benefit that Mr. Tate receives on a qualifying termination in the future may vary from the amount shown in this column.

(9)

Amounts shown assume that Messrs. Mr. Krueger and de Leon exercise all of their respective SARs on the date of the change in control and that neither executive made an Internal Revenue Code Section 83(b) election with respect to their respective “base” restricted shares and other restricted shares.

The following table sets forth the estimated value of accelerated vesting that would have occurred with respect to the equity grants of our named executive officers and under our Pension Restoration and Executive Deferred Compensation Plans if a change in control of our Company, but no termination of employment, had occurred on December 31, 2008:

Name	Value of Accelerated Vesting of “Base” Restricted Stock ($) (1)	Value of Accelerated Vesting of SARs ($) (1)	Pension Restoration Plan ($) (2)	Elective Deferred Compensation Plan ($) (3)	Gross-up Payment ($) (4)	Total ($)
Timothy W. Sullivan	$956,095	—	$484,906	$114,194	—	$1,555,195
Craig R. Mackus	$310,210	—	$157,441	$3,640	—	$471,291
William S. Tate	$133,344	—	$26,586	$143,439	—	$303,369
Kenneth W. Krueger	$334,286	—	$49,867	$33,480	—	$417,633
Luis de Leon	$127,788	—	$24,350	$38,778	—	$190,916

(1)

Unvested “premium” restricted shares do not automatically accelerate upon a change in control. The vesting of otherwise then unvested “base” restricted stock and SARs automatically accelerate upon a change in control regardless of termination. The per share price of our common stock as of December 31, 2008 used to determine these values was $18.52.

(2)

Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.

(3)

Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change in control will be made within ten days of the change in control, and our calculations assume that such payments would be made at the latest time possible.

(4)

Upon a change in control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to pay to the respective named executive officer other than Mr. Tate, at our expense, a gross up payment equal to this excise tax and any additional taxes incurred by the respective named executive officer as a result of the gross up payment. The respective amounts in this column reflect the estimated value of these payments as of December 31, 2008. In determining the amount of the gross up payments for all of the named executive officers, we assume we can prove, by clear and convincing evidence, that the awards of restricted shares and SARs in 2008 were not made in connection with, or in contemplation of, a change in control of our Company. For purposes of determining the amount of the gross up payments in this table, we assume that no amounts will be discounted as attributable to reasonable compensation and that no value will be attributed to any non-competition agreement.

The following table sets forth the estimated amounts that would have become payable to our named executive officers under their employment arrangements if a triggering employment termination had occurred on December 31, 2008:

Name	Severance Payment ($)	Life, Hospitalization, Medical and Dental Insurance ($)	Outplacement Services ($)	Pension Restoration Plan ($)	Elective Deferred Compensation Plan ($)(1)	Total ($)
Timothy W. Sullivan	$871,000	—	—	$484,906	$114,194	$1,470,100
Craig R. Mackus	$414,185	$13,182	$15,000	$157,441	$3,640	$603,448
William S. Tate (2)	$717,614	$93,161	—	$26,586	$143,439	$980,800
Kenneth W. Krueger	—	—	—	$49,867	$20,088	$69,955
Luis de Leon	$432,790	—	—	$24,350	$38,778	$495,918

(1)	Represents matching contributions, any unvested portion of which would vest.

(2)

Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife at no cost to him at a cost to our Company equal to the applicable COBRA rates. For purposes of quantifying this benefit, we have used the assumptions applied under FAS 106, Employer’s Accounting for Postretirement Benefits (Other than Pensions). As a result, the benefit that Mr. Tate receives on a qualifying termination in the future may vary from the amount shown in this column.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during 2008:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Theodore C. Rogers	$78,000	$75,000	—	—	—	—	$153,000
Paul W. Jones	$54,000	$75,000	—	—	—	—	$129,000
Gene E. Little	$70,000	$75,000	—	—	—	—	$145,000
Edward G. Nelson	$66,000	$75,000	—	—	—	—	$141,000
Robert K. Ortberg (2)	$19,813	$31,250	—	—	—	—	$51,063
Robert L. Purdum	$50,000	$75,000	—	—	—	—	$125,000
Robert C. Scharp	$56,000	$75,000	—	—	—	—	$131,000
Timothy W. Sullivan (3)	—	—	—	—	—	—	—
Ronald A. Crutcher	$21,588	—	—	—	—	—	$21,588
Robert W. Korthals (4)	$23,058	—	—	—	—	$68,900	$91,958

(1)

Represents fees paid in the form of shares of our common stock. The market price of our common stock on the date of award was $58.32 for Messrs. Rogers, Jones, Little, Nelson, Purdum and Scharp, and $59.27 for Mr. Ortberg.

(2)	Mr. Ortberg joined our Board on July 24, 2008.

(3)	Mr. Sullivan, our president and chief executive officer, is not compensated for being a director of our Company.

(4)

In May 2008, following his retirement from our Board, Mr. Korthals was engaged as a consultant to our Company to provide advice to our Company’s executive management and our Board regarding strategic, financial and operational performance, planning and objectives. Pursuant to his consulting arrangement, Mr. Korthals was invited to attend meetings of our Board. Mr. Korthals received $9,200 per month in consulting fees and $1,500 for each Board meeting he attended (in person or telephonically). He was also reimbursed for his out-of-pocket expenses.

Retainer and Meeting Fees

Our non-employee directors receive an annual cash retainer fee of $35,000, an additional retainer fee of $75,000 in the form of fully-vested shares of our common stock and $1,500 per Board and committee meeting attended. After review of Towers Perrin’s analysis, our Compensation Committee recommended, and our Board approved, an increase in the annual cash retainer fee to $55,000, effective April 1, 2009. Our Board committee chairmen receive an additional fee of $1,000 per committee meeting and the chairman of the board receives an additional cash retainer fee of $10,000. We also reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The fully-vested shares of our common stock are granted at each annual stockholders’ meeting or upon initial election or new appointment to our Board (with a prorated stock grant being made for non-employee directors whose initial election or new appointment occurs on or after July 1 of any year. We intend that any shares of our common stock will be issued pursuant to our Omnibus Incentive Plan 2007. Our non-employee directors may elect to receive shares of our common stock in lieu of their cash fees.

Non-Employee Director Deferred Compensation Plan

Our non-employee directors may elect to defer payment of their fees (including stock fees, annual fees and meeting fees, but excluding reimbursement of expenses) pursuant to our non-employee directors deferred compensation plan. Under this plan, we have an account for each plan participant to record cumulative deferred fees. The accounts are denominated in the form of restricted common stock units issued pursuant to our Omnibus Incentive Plan 2007 in a number of shares equal to the amount of deferred fees divided by the market price of our common stock on the date the deferred compensation would have otherwise been paid. Our directors are able to invest their accounts in other investment options as may be made available, including in the form of restricted common stock units. The account becomes payable in cash or, with respect to the restricted common stock units, in shares of our common stock, at the discretion of the director, when the director’s service on our Board terminates. In the event of a change in control, all amounts deferred under this plan will become immediately payable.

Non-Employee Director Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by non-employee directors to further align their economic interests with those of our stockholders, the Nominating and Corporate Governance Committee recommended and our Board adopted a guideline, effective as of January 1, 2007 (and, at the recommendation of our Compensation Committee, amended as of October 23, 2008), requiring our non-employee directors to own an amount of our common stock equal to at least three times their annual Board (excluding any committee or committee or Board chairman retainers) cash retainer amount (or a total of $90,000 of our common stock) by December 31, 2009 (three years from January 1, 2007), or within three years of initial appointment or election for all newly serving non-employee directors. All of our non-employee directors have fully satisfied their stock ownership requirements, except for Mr. Ortberg, who joined our Board in mid-2008.

Our Compensation Committee and our Board have adopted a policy which prohibits our directors and executive officers from pledging our common stock as collateral security for personal loans or other obligations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with our management and, based on such review and discussion, has recommended to our Board that the CD&A be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE

Paul W. Jones (Chairman)

Robert K. Ortberg

Robert L. Purdum

Robert C. Scharp

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee by NASDAQ’s listing standards). Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm’s services.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm eight times during 2008.

The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm’s judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees”, as amended by SAS No. 89, “Audit Adjustments” and SAS No. 90, “Audit Committee Communications”, and Rule 2-07 of Regulation S-X.

Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Gene E. Little (Chairman)

Edward G. Nelson

Theodore C. Rogers

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Deloitte & Touche LLP served as our independent registered public accounting firm for 2008, and has served as our independent registered public accounting firm since 2002. A representative of Deloitte & Touche LLP is expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2009, subject to stockholder ratification at our Annual Meeting.

The Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain it. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2008 and 2007 were as follows:

Audit Fees

The aggregate fees billed for the audit of our 2008 and 2007 annual financial statements, for work in 2008 and 2007 in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting, for the reviews of the financial statements included in our 2008 and 2007 quarterly reports on Form 10-Q including services related thereto such as statutory audits, regulatory filings and for other attest services, were $1,684,000 and $2,412,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for 2008 and 2007 were $301,000 and $278,000, respectively. These fees relate primarily to financial due diligence assistance in connection with our acquisition of DBT and other acquisitions and audits of our employee benefit plans.

Tax Fees

The aggregate fees billed for corporate tax services and tax planning and advice in connection with our acquisition of DBT for 2008 and 2007 were $1,276,000 and $1,236,000, respectively. These fees were for tax consultation and planning that were related to various federal, state and international issues.

All Other Fees

There were no other fees billed by the Deloitte Entities for 2008 or 2007.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. Our Board also adopted a policy prohibiting us from hiring the Deloitte Entities personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to us. All services performed in connection with the fees reported under the headings Audit- Related Fees and Tax Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NASDAQ Stock Market reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2008, our directors and executive officers complied with all applicable Section 16(a) filing requirements, with the exception of late Form 4s filed by or on behalf of Messrs. Little, Purdum, Rogers, Scharp, Sullivan, Mackus, Tate, Krueger and de Leon. All late Form 4s were filed as soon as possible after we were apprised of the relevant transactions or late filings.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2010 must be received by us at our headquarters, directed to the attention of the Secretary, no later than November 25, 2009. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 8, 2010 in the case of our 2010 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2010 annual meeting which are not intended to be considered for inclusion in next year’s annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Secretary, no later than January 23, 2010 and no earlier than December 24, 2009 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We have retained Wells Fargo to serve as the inspector of election for our Annual Meeting. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

OTHER MATTERS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, via email at ir@bucyrus.com, or via telephone at 414-768-4870.

ANNUAL REPORT

We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2008, with this proxy statement, although the Annual Report is not a part of this Proxy Statement or a part of the proxy soliciting material.

We will furnish to any stockholder, without charge, a copy of our 2008 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, via email at ir@bucyrus.com, or via telephone at 414-768-4870. The Form 10-K can also be viewed or requested on our Internet site (www.bucyrus.com).

By order of our Board of Directors,
Bucyrus International, Inc.

Craig R. Mackus
Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 25, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote “FOR” all director nominees and “FOR” proposal 2.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1.	Election of Directors:
Nominees:
		FOR ALL	WITHHELD FOR ALL	FOR ALL EXCEPT
	01 Paul W. Jones	☐	☐	☐
02 Robert L. Purdum
03 Timothy W. Sullivan

Withheld for the nominee(s) you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2009.	☐	☐	☐

In their discretion, the Proxies are authorized to vote such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT!	Dated: , 2009

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE	Signature

Signature if held jointly

Please sign exactly as your name(s) appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation. please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone

http://www.eproxy.com/bucy		1-800-560-1965

Use the Internet to vote your proxy.	OR	Use a touch-tone telephone to

Have your proxy card in hand when		vote your proxy. Have your proxy

you access the web site.		card in hand when you call.

If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement

on the Internet at http://materials.proxyvote.com/118759

PROXY	PROXY

BUCYRUS INTERNATIONAL, INC.

1100 Milwaukee Avenue

South Milwaukee, WI 53172

2009 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig R. Mackus and John F. Bosbous, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to vote, as designated below, all Common Stock of Bucyrus International, Inc. held of record by the undersigned on March 13, 2009, that the undersigned is entitled to vote and would possess if personally present, at the Annual Meeting of Stockholders to be held Thursday, April 23, 2009 at 10:00 a.m. Central Standard Time in the Heritage Building at our company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin, U.S.A. and all adjournments or postponements thereof. All Proxies present at the meeting, and if only one is present, then that one, may exercise the power granted hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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